Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 81,085,948,827.76	0.0001381	$ 11,197,969.53
Fees Previously Paid
	Total Transaction Valuation:	$ 81,085,948,827.76
	Total Fees Due for Filing:			$ 11,197,969.53
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 11,197,969.53
Offering Note
[1]	(1) In accordance with Exchange Act Rule 0-11, the maximum number of securities of Warner Bros. Discovery, Inc. ("WBD") to which this transaction applies was estimated to be (a) 2,506,382,186 shares of WBD Series A common stock, par value $0.01 per share ("WBD Common Stock"), outstanding as of March 11, 2026, (b) 69,794,481 shares of WBD Common Stock in respect of WBD restricted stock units outstanding as of March 11, 2026, (c) 20,667,459 shares of WBD Common Stock in respect of WBD performance restricted stock units (assuming the achievement of performance criteria at maximum levels) outstanding as of March 11, 2026, (d) 31,152,947 shares of WBD Common Stock in respect of WBD stock options outstanding as of March 11, 2026 that have an exercise price of less than the per share merger consideration (not including any additional consideration that could accrue if the transaction closes after September 30, 2026) of $31.00 ("In-the-Money Options"), (e) 527,812 shares of WBD Common Stock in respect of WBD deferred stock units outstanding as of March 11, 2026 and (f) 134,628 notional investment units of WBD outstanding as of March 11, 2026, representing an equivalent of 134,628 shares of WBD Common Stock. (2) In accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of March 11, 2026, based on the sum of: (a) the product of 2,506,382,186 shares of WBD Common Stock outstanding as of March 11, 2026 and the per share merger consideration of $31.00, (b) the product of 69,794,481 shares of WBD Common Stock in respect of WBD restricted stock units outstanding as of March 11, 2026 and the per share merger consideration of $31.00, (c) the product of 20,667,459 shares of WBD Common Stock in respect of WBD performance restricted stock units (assuming the achievement of performance criteria at maximum levels) outstanding as of March 11, 2026 and the per share merger consideration of $31.00, (d) the product of 31,152,947 shares of WBD Common Stock in respect of In-the-Money Options outstanding as of March 11, 2026 and $18.08, which is the difference between the per share merger consideration of $31.00 and the weighted-average exercise price per share of the In-the-Money Options, which is $12.92, (e) the product of 527,812 shares of WBD Common Stock in respect of WBD deferred stock units outstanding as of March 11, 2026 and the per share merger consideration of $31.00 and (f) the product of 134,628 notional investment units of WBD outstanding as of March 11, 2026, representing an equivalent of 134,628 shares of WBD Common Stock, and the per share merger consideration of $31.00. (3) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A